Exhibit (p)

                        Effective as of October 1, 1999


                    KOPP FUND GROUP
                    CODE OF ETHICS

             I.  PURPOSE AND CONSTRUCTION

     This Code of Ethics ("Code") is adopted by Kopp
Investment Advisors, Inc. ("KIA"), Centennial Lakes
Capital, Inc. ("CLC"), and each investment company for which KIA serves as investment adviser. Such investment companies or, as appropriate, series thereof, are individually referred to as a "Fund" and collectively referred to as the "Funds." The purpose of the Code is to prevent violations of certain provisions of the Investment Company Act of 1940, as amended ("1940 Act"), the Investment Advisers Act of
1940, as amended ("Advisers Act"), and the rules and regulations thereunder. The Code establishes procedures designed to prevent and detect violations of such provisions; to ensure that employees comply with their fiduciary obligations to KIA clients, including the Funds; and to prevent employees with access to certain information from engaging in investment activities that might be harmful to the interests of KIA's clients or that might enable employees to profit illicitly from their relationship to KIA and its clients. Effective as of October 1, 1999, this Code supersedes the previous code of ethics and policies and procedures of KIA.

                   II.  DEFINITIONS

     A.   "Access Person" means any employee of Kopp Holding
        Company.

     B. "Advisory Person" means any Access Person who makes any securities recommendation, participates in the determination of which recommendation shall be made, or whose functions or duties relate to the determination of which recommendation shall be made.

     C.   "Affiliated Person" of another person means:

        (1) any person directly or indirectly controlling, controlled by, or under common control with such other person;

        (2) any officer, director, or employee of such other person;

        (3) if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and

        (4) if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

     D. "Beneficial Ownership" shall be determined in accordance with the definition of "beneficial owner" set forth in Rule 16a-1(a)(2) under the Securities
Exchange Act of 1934, as amended, that is, a person must have a "direct or indirect pecuniary interest" to have "Beneficial

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Ownership" of a Security.  Although
the following list is not exhaustive, under the Rule and this Code a person generally would be regarded to be the beneficial owner of the following securities:

        (1)  securities held in the person's own name;

        (2) securities held with another in joint tenancy, as tenants in common, or in other joint ownership;

        (3) securities held by a bank or broker as nominee or custodian on such person's behalf or pledged as collateral for a loan;

        (4) securities held by members of the person's immediate family sharing the same household ("immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships);

        (5) securities held by a relative not residing in the person's home if the person is a custodian, guardian, or otherwise has controlling influence over the purchase, sale, or voting of such securities;

        (6) securities held by a trust in which the person is a beneficiary and has or shares the power to make purchase or sale decisions;

        (7) securities held by a trust for which the person serves as a trustee and in which the person has a pecuniary interest (including pecuniary interests by virtue of performance fees and by virtue of holdings by the person's immediate family);

        (8) securities held by a general partnership or limited partnership in which the person is a general partner; and

        (9) securities owned by a corporation that is an Affiliated Person of the person.

     E. "Client" means any person to whom KIA provides investment advisory services for a fee, including the Funds.

     F.   "Control" means the power to exercise a
controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

     G. "Disinterested Director" means a Fund director who is not an officer, director, or employee of Kopp
Holding Company or who is not otherwise an "interested person" of such Fund as defined in 1940 Act Section
2(a)(19).

     H. "Personal Securities Transaction" means a transaction in a Security in which an individual has or thereby acquires Beneficial Ownership. A person shall be considered to be "engaging in" or "effecting" a Personal Securities Transaction if such a Security is involved, regardless of whether the transaction is effected by that person or by some other person (such as an immediate family member).

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     I.   "Purchase or Sale of a Security" includes any
contract to purchase or sell a Security, such as the writing of an option to purchase or sell a Security.

     J.   "Security" has the meaning set forth in 1940 Act
Section 2(a)(36) - any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities
(including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a `security', or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, except that it shall not include securities issued by the government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

                  III.  RESTRICTIONS

     A. Nondisclosure of Information.  No Access
Person, Affiliated Person of an Access Person, or
Disinterested Director shall divulge to any person contemplated or completed securities transactions of any Client, except in the performance of his or her duties, unless such information previously has become a matter of public knowledge.

     B. Section 17(d) Limitations.  Neither any
Affiliated Person of a Fund, nor CLC, nor any Affiliated Person of such person or of CLC, acting as principal, shall enter into any transaction with a Fund in contravention of 1940 Act Section 17(d) and the rules and regulations thereunder.

     C. Proscribed Activities.  No Access Person,
Affiliated Person of an Access Person, or Disinterested
Director shall engage in any activity prohibited by 1940 Act Rule 17j-1(a) or Advisers Act Sections 206(1) and (2). As a general matter, these provisions prohibit (1) any device scheme, or artifice to defraud any Client, (2) any untrue statement of a material fact or omission to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, (3) any act, practice, or course of business that operates or would operate as a fraud or deceit upon any Client or (4) any manipulative practice with respect to any Client. The foregoing conduct also may violate other antifraud provisions of the federal securities laws.

     D. Prohibition on Trading While In Possession of
Material Non-Public Information. No Access Person may seek an improper benefit for himself or herself, a Client, or anyone else from material, non-public information about issuers, whether or not the securities of such issuers are held in Client portfolios or suitable for inclusion in their portfolios. Any Access Person who believes he or she may be in possession of such information and seeks to act on it, should contact the General Counsel of KIA immediately. This prohibition does not preclude an Advisory Person from contacting officers and employees of issuers or other investment professionals in

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seeking information about issuers and otherwise legally
performing his or her role as an Advisory Person.

     E. Obligation to Exercise Best Judgment.  An
Advisory Person shall act on his or her best judgment in placing or recommending, or deciding not to place or recommend, any transaction on behalf of a Client. An
Advisory Person shall not take into consideration his or her personal financial situation in connection with decisions regarding portfolio transactions by or on behalf of a Client.

     F. General Principles of Personal Investing.  No
Access Person shall engage in any Personal Securities
Transaction that he or she has reason to know will be detrimental to the best interests of any Client. When engaging in Personal Securities Transactions, an Access
Person shall place Clients' interests first and conduct such transactions in accordance with this Code and in such a manner as to avoid any actual conflict of interest or abuse of any such person's position of trust and responsibility.

     G. Limitations on Personal Securities
Transactions.  (The Chief Executive Officer (CEO) of
KIA or his designee may grant exceptions to these restrictions in cases of hardship or other appropriate circumstances, such as the best interest of a Client.)

        (1)   Limitations Related to Timing of
     Transactions.  The timing of Personal Securities
     Transactions shall be limited as follows:

               (a)  An Access Person shall not engage in
        a Personal Securities Transaction with respect to a particular Security on a day during which any Client account has a pending "buy" or "sell" order for the same Security until the Client order is either executed or withdrawn to the best knowledge of the Access Person.

               (b)  An Access Person shall not engage in
        a Personal Securities Transaction with respect to a particular Security (i) within two calendar days before or after a Fund account trades in the same Security or (ii) on the same day that a Fund account trades in the same Security.

        (2)   Initial Public Offering Limitations.  An
     Access Person shall not engage in any Personal
     Securities Transaction that involves the purchase of Securities in an initial public offering.

        (3)  Private Placement Limitations.  Personal
     Securities Transactions involving unregistered
     Securities shall be limited as follows:

               (a)  An Access Person shall not engage in
        any Personal Securities Transaction of a private placement of Securities.

               (b)  An Access Person who has a
        Beneficial Ownership interest in any Security obtained through a prior private placement shall disclose any such interest to KIA if and when he or she becomes involved in a subsequent investment decision relating to that issuer.

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        (4)  Application to Disinterested Directors.  These
     restrictions shall not apply to a Disinterested
     Director, provided that he or she has no actual knowledge of information regarding the purchase and sale of a Security by a Fund.

        (5) Reports. KIA shall maintain and make available written records of all actions taken under Section III
     G hereof in the manner required by Rule 17j-1(d) under the 1940 Act.

     H. Prior Clearance of Personal Securities
Transactions. An Access Person may not enter an order for a Personal Securities Transaction without first obtaining the approval of the CEO or his or her designee. Before effecting such a transaction, the person shall notify the CEO or his or her designee of the proposed transaction, including the amount of the transaction and the Security involved. The CEO or his or her designee, after appropriate inquiry, shall determine whether such transaction is consistent with the Code and shall promptly communicate to the person making such request any determination that the transaction is inconsistent with this Code.
Transaction clearances may be obtained only on the day of the purchase or sale of a Security. Absent extraordinary circumstances, no person shall be deemed to have violated the Code for effecting a Personal
Securities transaction if such person has not been advised by the CEO, or his or her designee, that the transaction would be inconsistent with the Code. KIA shall maintain and make available written records of all actions taken under this Section III H in the manner required by Rule 17j-1(d) under the 1940 Act.
The prior clearance requirements set forth herein shall not apply to Disinterested Directors. When an Access
Person engages in a Personal Securities Transaction placed through a trading desk other than KIA's, the Access Person shall use his or her best efforts to place the order or direct that the broker execute the transaction after 2 p.m. that same day.

              IV.  REPORTING REQUIREMENTS

     A. Initial and Annual Reports. Within ten days of commencing employment and annually thereafter, each Access Person shall submit to KIA a report of all Securities owned by such Access Person or in which such Access Person otherwise has a Beneficial Ownership interest.

     B. Duplicate Brokerage Statements.  Every Access
Person shall direct his or her brokers to supply to KIA on a monthly basis duplicate copies of periodic statements for all Securities accounts.

     C. Quarterly Report. No later than ten days after the end of each calendar quarter, if requested, each Access Person and Disinterested Director shall submit a report which shall specify the following information with respect to transactions during the then ended calendar quarter in any Security in which such Access
Person or Disinterested Director has, or by reason of such transaction acquired, any direct or indirect
Beneficial Ownership:

        (1)   the date of the transaction, the nature
     of the transaction, the title and the number of shares, and the principal amount of each Security involved;

        (2)  the price at which the transaction was effected; and

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        (3)   the name of the broker, dealer, or bank
     with or through whom the transaction was effected.

        If no transactions have occurred during the period, the report shall so indicate. Any report required to be made pursuant to this Section IV C may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect
Beneficial Ownership in the Security to which the report relates.

     D. Limitations on Reporting Requirements.
Notwithstanding the provisions of Sections IV A, B, and
C, no Access Person shall be required to make a report or pre-clear a trade:

        (1)   with respect to transactions effected
     for any account over which such person does not have any direct or indirect influence or control;
     or

        (2)   if such person is a Disinterested
     Director, except that such Disinterested Director shall file a quarterly report pursuant to Section
     IV C hereof where such director knew or, in the ordinary course of fulfilling his or her official duties as a director of a Fund, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Security by the director, such Security is or was purchased or sold by a Fund or such purchase or sale by a Fund is or was considered by KIA on behalf of the Fund.

     E. Filing of Reports. All reports prepared pursuant to this Article IV shall be filed with the Operations Department of KIA.

     F. Periodic Review. At least once each month, the Operations Department shall review the records of each Access Person's Personal Securities Transactions to determine whether such transactions comply with the provisions of this Code. The Operations Department shall also review all initial, quarterly, and annual reports.

     G. Reports to Fund Board of Directors. Annually on behalf of the Fund, CLC, and itself, KIA shall prepare a written report to all Fund Boards of Directors containing substantially the following information:

        (1)   a certificate that the reporting person
     has adopted procedures reasonably necessary to prevent Access Persons from violating the Code, and

        (2)   a list of any material violations that
     required significant remedial action and the action taken to remedy the violation.

             V.  ENFORCEMENT AND SANCTIONS

     A. General. All material violations or apparent violations of the Code shall be brought to the attention of the CEO and General Counsel of KIA. The appropriate individual or individuals shall determine whether a material violation has occurred, and if so found, sanctions may be imposed. Such sanctions may include disgorgement of profits, charitable donation, or any other reasonable or appropriate remedy.

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     B. Non-Exclusivity of Sanctions.  With respect to
violations involving a Fund, the imposition of sanctions hereunder by KIA shall not preclude the imposition of additional sanctions by the Board of Directors of such Fund and shall not be deemed a waiver of any rights by such Fund. Prior to any such determination by a Fund's Board of Directors, the person charged with a material violation shall have an opportunity to respond to the charges in front of such Board of Directors.

     C. Certification of Compliance.  Each Access
Person must certify annually in writing that (1) he or she has read and understand the Code and recognizes that he or she is subject hereto, (2) he or she has complied with the requirements of the Code, and (3) he or she has reported all Personal Securities
Transactions required to be disclosed or reported pursuant to the requirements of the Code. KIA shall maintain and make available copies of such written certifications in the manner required by 1940 Act Rule
17j-1(d).

             VI.  GIFTS AND DIRECTORSHIPS

     A. Gifts. No Access Person shall accept any material gift or other thing of more than de minimis value with respect to any Client account, including a Fund, from any person or entity that does business with KIA. This policy covers, among other things, gifts, favors, gratuities, and social invitations offered by any broker, Client, supplier, or other person or organization with whom KIA has a business relationship.

     B. Service as Director. An Access Person may not serve as a director of a publicly traded company without the prior written authorization of the CEO or KIA. Should any Access Person receive such authorization, any transaction by any Client account involving the Securities of any such publicly traded company while such Access Person is serving as a director will be required to be approved in advance, in writing, by the CEO of KIA.

     C. Disinterested Directors. The restrictions set forth in this section shall not apply to Disinterested
Directors.

            VII.  MISCELLANEOUS PROVISIONS

     A. Amendment. KIA reserves the right to amend this Code of Ethics, including the definition of Access
Person and Advisory Person, provided that any such amendment shall be consistent with the 1940 Act and other applicable securities laws.

     B. Maintenance of Records. KIA shall, on its own behalf and on behalf of the funds and CLC, maintain and make available records with respect to the implementation of the Code in the manner and for the time required by the federal securities laws, including without limitation 1940 Act Rule 17j-1(d) and Advisers
Act Rule 204-2(a)(12).